---------------------------                                 --------------------
CUSIP No. 461120 10 7              SCHEDULE 13D             Page 8 of 9
---------------------------                                 --------------------



                                                                       EXHIBIT 4

                           Liberation Investments L.P.
                         c/o Libra Securities Group, LLC
                         11766 Wilshire Blvd, Suite #870
                              Los Angeles, CA 90025

                           Liberation Investments Ltd.
                                Corporate Center
                                  West Bay Road
                               P.O. Box 31106 SMB
                          Grand Cayman, Cayman Islands


August 25, 2003



BY U.S. MAIL AND OVERNIGHT COURIER
----------------------------------

Members of the Board of Directors
InterTAN, Inc.
279 Bayview Drive
Barrie, Ontario L4M 4W5

Re:   Alternatives to Maximize Shareholder Value.
      -------------------------------------------

Dear Sirs:

            We have read your fourth quarter press release and listened to your conference call and are pleased that you are reviewing alternatives to maximize shareholder value by evaluating the efficiency of various alternative capital structures, including conversion to a Canadian Income Trust. We hope that as you review the alternatives to maximizing shareholder value, you are all mindful of your fiduciary duties and pursue all other alternatives, including a sale of the Company to a third party.

            We are still extremely disappointed that the board did not accept the two nominees we proposed for addition to the board. We believe that both Messrs. Hillman and Kornstein have strong financial backgrounds and experience in assisting companies of a similar size to InterTAN raise significant amounts of capital through various financings. They also have experience in negotiating extraordinary transactions, such as a potential sale of the Company. Mr. Kornstein was, in fact, a managing director at Bear Stearns for over eight years and Mr. Hillman was a partner at a predecessor firm to Ernst & Young and both

---------------------------                                 --------------------
CUSIP No. 461120 10 7              SCHEDULE 13D             Page 9 of 9
---------------------------                                 --------------------


the CFO and CEO of several NYSE listed companies with market capitalizations that significantly exceeded InterTAN's.

            Because the board has indicated it has spent a significant amount of time reviewing capital structure issues and to date has been unable to make any progress, we believe the addition of both Messrs. Hillman and Kornstein could assist the board in resolving many of the issues it has been dealing with.

            We continue to encourage the board to pursue strategies to maximize shareholder value and will continue to pursue the election of Messrs. Hillman and Kornstein to the InterTAN board unless a suitable alternative that will maximize shareholder value is implemented.


Sincerely,

Liberation Investments L.P.


By: /s/  Emanuel R. Pearlman
    --------------------------------


Liberation Investments Ltd.


By:  /s/  Emanuel R. Pearlman
    --------------------------------


    cc:     Ron G. Stegall
            Brian E. Levy
            James T. Nichols
            W. Darcy McKeough
            William C. Bousqutte